Exhibit 3.1.1

ARTICLES OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
ACCESS NATIONAL CORPORATION

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Access National Corporation (the “Corporation”)

2.	Article III of the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”) is hereby amended to read as follows:

III.  CAPITAL STOCK

The Corporation shall have authority to issue sixty million (60,000,000) shares of common stock, par value $0.835 per share (the “Common Stock”), and 1 million (1,000,000) shares of preferred stock (the “Preferred Stock”).

A.  Common Stock

Section 1.   The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation, except as otherwise may be provided in these Articles of Incorporation or in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended.  The holders of the Common Stock shall be entitled to one vote per share of Common Stock held by them on all matters as to which a shareholder vote is to be taken.

Section 2.   Subject to the rights of holders of any series of Preferred Stock and the applicable provisions of law, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

Section 3.   Subject to the rights of holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for the payment in full for all debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive the remaining net assets of the Corporation, which shall be distributed ratably among the holders of the shares of Common Stock outstanding at the time of such event.

B.  Preferred Stock

Shares of Preferred Stock may be issued in one or more series. Authority is expressly vested in the Board of Directors at any time and from time to time to cause the Preferred Stock to be issued in one or more series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series of Preferred Stock so established and provide for the issuance of shares thereof.  Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting an amendment of the Articles of Incorporation setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the State Corporation Commission articles of amendment as required by law, and the State Corporation Commission shall have issued a certificate of amendment.  The Preferred Stock of each series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

3.	The foregoing amendments were adopted by the Board of Directors on March 22, 2011.

4.	The amendments were proposed by the Board of Directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

a.	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendments were:

Designation	Number of outstanding shares	Number of votes

Common Stock	10,330,508	10,330,508

b.	And the total number of votes cast for and against the amendments by each voting group entitled to vote separately on the amendments were:

Voting group	Total votes FOR	Total votes AGAINST

Common Stock	7,446,568	338,549

c.	And the number cast for the amendments by each voting group was sufficient for approval by that voting group.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective time and date of these Articles of Amendment shall be 12:01 a.m. on May 27, 2011.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed as of this 26th day of May, 2011.

/s/ Michael W. Clarke
Michael W. Clarke
President and Chief Executive Officer